Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                      ------------------------------------
                            REGAL-BELOIT CORPORATION
             (Exact name of registrant as specified in its charter)

               Wisconsin                                       39-0875718
    (State or other jurisdiction of                         (I.R.S. Employer
    incorporation or organization)                         Identification No.)

                            Regal-Beloit Corporation
                                200 State Street
                          Beloit, Wisconsin 53511-6254
                                 (608) 364-8800
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                      -------------------------------------
                                James L. Packard
                 Chairman, President and Chief Executive Officer
                            Regal-Beloit Corporation
                                200 State Street
                          Beloit, Wisconsin 53511-6254
                                 (608) 364-8800
       (Name, address, including zip code, and telephone number, including area code, of agent for service)
                      -------------------------------------
                                 with a copy to:
     Benjamin F. Garmer, III                            Charles M. Weber
         Foley & Lardner                              Quarles & Brady LLP
    777 East Wisconsin Avenue                      411 East Wisconsin Avenue
    Milwaukee, Wisconsin 53202                     Milwaukee, Wisconsin 53202
          (414) 271-2400                                 (414) 277-5000
                      -------------------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. |_|
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |X| 333-81968
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE
====================================================================================================================================
     Title of Each Class of         Amount to Be       Proposed Maximum Offering     Proposed Maximum Aggregate       Amount of
  Securities to Be Registered       Registered(1)          Price Per Share(2)             Offering Price(2)        Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value,
with attached Common Share        659,985 shares and             $23.25                    $15,344,651.25               $1,412
Purchase Rights.................  rights
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(1)   Each share of Regal-Beloit Corporation Common Stock has attached thereto one Common Share Purchase Right.
(2)   Calculated pursuant to Rule 457 under the Securities Act of 1933. The value attributable to the Rights is reflected in the price of the Common Stock.

                      -------------------------------------
     This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933.
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


                                EXPLANATORY NOTE

     This Registration Statement is being filed pursuant to Rule 462(b) and General Instruction IV of Form S-3, both as promulgated under the Securities Act of 1933. The contents of the Registration Statement on Form S-3 (Registration No. 333-81968) filed by Regal-Beloit Corporation with the Securities and Exchange Commission on February 1, 2002, as amended, which was declared effective on March 11, 2002, including the exhibits thereto, are incorporated herein by reference.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beloit, State of Wisconsin, on March 12, 2002.

                                        REGAL-BELOIT CORPORATION


                                        By: /s/ James L. Packard
                                            ------------------------------------
                                            James L. Packard
                                            Chairman, President and Chief
                                            Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the date indicated.

        Signature                       Title                        Date
        ---------                       -----                        ----
/s/ James L. Packard         Chairman, President and Chief        March 12, 2002
---------------------------  Executive Officer and Director
James L. Packard             (Principal Executive Officer)

/s/ Kenneth F. Kaplan        Vice President, Chief Financial      March 12, 2002
---------------------------  Officer and Secretary (Principal
Kenneth F. Kaplan            Accounting and Financial Officer)

/s/ Henry W. Knueppel        Executive Vice President             March 12, 2002
---------------------------  and Director
Henry W. Knueppel

                  *          Director                             March 12, 2002
---------------------------
Frank Bauchiero

                  *          Director                             March 12, 2002
---------------------------
J. Reed Coleman

                  *          Director                             March 12, 2002
---------------------------
John M. Eldred

                  *          Director                             March 12, 2002
---------------------------
Stephen Graff

                  *          Director                             March 12, 2002
---------------------------
Paul W. Jones

                  *          Director                             March 12, 2002
---------------------------
G. Frederick Kasten, Jr.

                  *          Director                             March 12, 2002
---------------------------
John A. McKay

*By:  /s/ James L. Packard
      ---------------------
      James L. Packard
      Attorney-in-fact

                                  EXHIBIT INDEX

  Exhibit
   Number               Document Description

   (5)      Opinion of Foley & Lardner (including consent of counsel).

   (23.1)   Consent of Arthur Andersen LLP.

   (23.2)   Consent of Foley & Lardner (filed as part of Exhibit (5)).

   (24) Powers of Attorney relating to subsequent amendments [Incorporated by reference to Exhibit 24 to the Company's Registration Statement on Form S-3 (Reg. No. 333-81968)].





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